Exhibit 21.1
ONYX PHARMACEUTICALS, INC.
SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name	Jurisdiction of Incorporation
Onyx Therapeutics, Inc. (formerly Proteolix, Inc.)	Delaware